Exhibit 4.31

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2015 by and among:

(1)                                 Particle Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”);

(2)                                 Particle (HK) Limited, a company organized under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China (the “PRC”, which for the purpose of this Agreement only shall not include Hong Kong, the Macau Special Administrative Region and Taiwan) (the “HK Company”);

(3)                                 Beijing Particle Information Technology Co., Ltd. (北京一点网聚信息技术有限公司), a company incorporated under the laws of the PRC (the “WFOE”);

(4)                                 Beijing Yidianwangju Technology Co., Ltd. (北京一点网聚科技有限公司), a company incorporated under the laws of the PRC (the “Domestic Enterprise”, together with the WFOE, the “PRC Companies”, and each, a “PRC Company”);

(5)                                 the individuals and their respective holding companies listed on Schedule I hereto (such individuals, the “Founders”, and each, a “Founder”; such holding companies, the “Founder HoldCos”, and each a “Founder HoldCo”);

(6)                                 Phoenix New Media Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“Phoenix”); and

(7)                                 Each of the entities listed on Schedule II hereto (collectively with Phoenix, the “Investors”, and each, an “Investor”), provided that Shunwei shall not be deemed a party to this Agreement or an Investor hereunder unless and until it has executed a counterpart of this Agreement prior to the termination of this Agreement.

RECITALS

A.                                    The Company is the sole shareholder of the HK Company, and the HK Company is the sole shareholder of the WFOE, which has established effective control over the business and operation of the Domestic Enterprise by a captive structure pursuant to the Control Documents (as defined below);

B.                                    The Domestic Enterprise is engaged in the business of content recommendation technology and service (the “Principal Business”);

C.                                    The Company desires to issue and sell to each Investor and each Investor desires to purchase from the Company certain Series C Shares and Series C1 Shares (each as defined below) on the terms and conditions set forth in this Agreement.

The Company, the HK Company and the PRC Companies are hereinafter referred to as the “Group Companies” collectively, and each, a “Group Company”.

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1
ISSUANCE OF SERIES C SHARES AND SERIES C1 SHARES

1.1                               Issuance of Series C Shares and Series C1 Shares. Subject to the terms and conditions hereof and in consideration of the Subscription Price set forth below, (a) the Company hereby agrees to issue and sell to Phoenix, and Phoenix hereby agrees to purchase from the Company, 94,764,274 series C preferred shares of the Company, par value US$0.0001 each (the “Series C Shares”), at US$0.316575 per Series C Share amounting to an aggregate purchase price of US$30,000,000, and (b) the Company hereby agrees to issue and sell to each of the Investors (other than Phoenix), and each such Investor hereby agrees to purchase from the Company, such number of series C1 preferred shares of the Company, par value US$0.0001 each (the “Series C1 Shares”) as set forth opposite the name of such Investor on Schedule II at US$0.0001 per Series C1 Share amounting to an aggregate purchase price as set forth opposite to its name in Schedule II, in each case of (a) and (b) above with the rights and privileges as set forth in the Restated Articles (as defined below) at the Closing (as defined below). The aggregate purchase price to be paid by all Investors shall be US$30,002,031 or US$30,004,062 assuming Shunwei becomes a party to this Agreement (the “Subscription Price”). The Series C Shares and Series C1 Shares to be purchased by the Investors and sold by the Company pursuant to this Agreement shall be collectively hereinafter referred to as the “Subscription Shares”. The Ordinary Shares issuable upon conversion of the Subscription Shares will be collectively hereinafter referred to as the “Conversion Shares”.

SECTION 2
CLOSING

2.1                               The Closing. The closing of the subscription and issuance of the Subscription Shares between the Company and each Investor hereunder shall take place remotely via the exchange of documents and signatures on the third (3rd) business day after the satisfaction or otherwise waiver of the relevant conditions as set forth in Section 6 and Section 7 (except for the conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at Closing), or at such other time and place as mutually agreed by the parties (the “Closing”, and such date the “Closing Date”).

2.2                               Deliveries. At the Closing,

(a)                                 the Company shall deliver to each Investor, in addition to any item the delivery of which is made an express closing condition pursuant to Section 6 hereof, (i) a certificate representing the number of the Subscription Shares purchased by such Investor, (ii) an updated register of members of the Company certified by a director of the Company as true and complete as of the Closing Date reflecting such Investor as the holder of the Subscription Shares purchased by it, provided, in each case of (i) and (ii) above, the certificate and register of members shall also reflect Phoenix as the owner of such additional Series C Shares as a result of the transactions contemplated under Section 5.15; and

(b)                                 each Investor shall pay to the Company the Subscription Price set forth opposite to its name on Schedule II by wire transfer of immediately available funds to an account notified by the Company to each Investor no later than five (5) days prior to the Closing.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

3.1                               Authorization. Such Investor has all requisite power, authority and capacity to enter into this Agreement, the Shareholders Agreement, the Director Indemnification Agreements, and any other agreements to which it is a party and the execution of which is contemplated hereunder (collectively, the “Ancillary Agreements”), and to perform its obligations under this Agreement and each of the Ancillary Agreements. This Agreement has been duly authorized, executed and delivered by Such Investor. This Agreement, the Shareholders Agreement and the Ancillary Agreements, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2                               Purchase for Own Account. Such Investor is acquiring the Subscription Shares solely for investment for its own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Company, the HK Company, the WFOE, the Domestic Enterprise, the Founders and the Founder HoldCos (collectively, the “Warrantors”, and each, a “Warrantor”) hereby jointly and severally represents and warrants to each Investor that, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit A (which shall be deemed to be representations and warranties of the Warrantors) as of the date hereof and the Closing Date hereunder as follows. In this Agreement, any reference to a party’s “Knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party reasonably believed to have knowledge of the matter in question; any reference to “Material Adverse Effect” means the material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company.

4.1                               Organization, Good Standing and Qualification. Each of the Group Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

4.2                               Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)                                 Ordinary Shares. A total of 323,007,976 authorized ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of which 104,738,214 are issued and outstanding.

(b)                                 Class A Ordinary Shares. A total of 46,296,296 authorized Class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares”), all of which are issued and outstanding.

(c)                                  Series A Shares. A total of 91,210,614 authorized series A preferred shares, par value US$0.0001 per share (the “Series A Shares”), and together with the Series C Shares, the Series C1 Shares, the Series B Shares and Class A Ordinary Shares, the “Preferred Shares”), all of which are issued and outstanding.

(d)                                 Series B Shares. A total of 39,485,114 authorized Series B Shares, all of which are issued and outstanding.

(e)                                  The rights and preferences of the Preferred Shares are set forth in the Third Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B (the “Restated Articles”), which shall be adopted and filed with the Registrar of Companies of the Cayman Islands and remain the Constitutional Documents (as defined below) of the Company in effect upon the Closing. Each of the Preferred Shares is convertible into Ordinary Shares on an initial ratio of 1:1, and no issuances have been made prior to the date hereof, or will be made prior to the Closing, which has had, or should have had, the effect of modifying the conversion ratio of any Preferred Shares.

(f)                                   Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights provided in the third amended and restated shareholders agreement to be entered into at the Closing and attached hereto as Exhibit C (the “Shareholders Agreement”), (iii) as set forth in Section 4.2(f) of the Disclosure Schedule, (iv) as contemplated hereby, and (v) an aggregate of 34,150,675 options issued or reserved for officers, directors, employees and consultants of the Company pursuant to the Company’s employee share option plan in effect as of the date hereof (the “ESOP”) which are exercisable into 34,150,675 Ordinary Shares, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of any Group Company. Apart from the exceptions noted in this Section 4.2 and the Shareholders Agreement, no shares of any Group Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by any Group Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of any Group Company or any other person).

(g)                                  Outstanding Security Holders. A complete and current list of all registered shareholders of the Company as of the date hereof and immediately prior to the Closing is set forth in Section 4.2(g) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder. Schedule III attached hereto sets forth the capitalization table of the Company immediately prior to the Closing, and immediately after the Closing, in each case reflecting all then outstanding shares of the Company (on a fully diluted basis).

4.3                               Subsidiaries. Each Group Company does not have any subsidiary or own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity and does not maintain any offices or branches. Section 4.3 of the Disclosure Schedule sets forth the particulars of basic corporation information of each Group Company.

4.4                               Authorization. All corporate action on the part of each Warrantor, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and each of the Ancillary Agreements, and the performance of all obligations of each Warrantor hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Subscription Shares has been taken or will be taken prior to the Closing. Each of this Agreement and the Ancillary Agreement, the Restated Articles, the Strategic Cooperation Agreement and any other documents the execution and delivery of which are contemplated hereunder (the “Transaction Documents”) constitutes the valid and legally binding obligation of each Warrantor, enforceable against each Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as disclosed in Section 4.4 of Disclosure Schedule, the issuance or sale of any Subscription Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

4.5                               Valid Issuance of and Title to Shares.

(a)                                 The Subscription Shares, when issued, sold, allotted and paid for in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable. Subject in part to the accuracy of the representations of each Investor in Section 3 of this Agreement, the Subscription Shares have been or will be issued in compliance with all applicable securities laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and non-assessable. The Conversion Shares will be issued in compliance with all applicable securities laws.

(b)                                 All presently issued and outstanding Ordinary Shares and Preferred Shares of the Company were duly and validly issued, fully paid and non-assessable and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

4.6                               Compliance with Laws; Consents and Permits. Except as disclosed in Section 4.6 of the Disclosure Schedule, each Group Company has not conducted any activity in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any supranational, national, state, municipal or local court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Authority”) and any third party which are required to be obtained or made by each Warrantor in connection with the consummation of the transactions contemplated hereunder (including without limitation those contemplated under the Ancillary Agreements) shall have been obtained or made prior to and be effective as of the Closing. Except as disclosed in Section 4.6 of the Disclosure Schedule, each Group Company has all material approvals, franchises, permits, licenses and any similar authority necessary for the conduct of its business, the absence of which would be reasonably likely to have a Material Adverse Effect. No Warrantor is in default under any of such approvals, permits, licenses or other similar authority, nor is it in receipt of any letter or notice from any relevant authority notifying revocation of any such approvals, permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each Warrantor. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of each Group Company which are subject to periodic renewal by any governmental or administrative authorities, no Warrantor has any reason to believe that such requisite renewals will not be granted by the relevant authorities.

No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated hereunder, or the offer, sale, issuance or reservation for issuance of the Preferred Shares and the Conversion Shares.

4.7                               Compliance with Other Instruments and Agreements. The Group Companies are not, nor shall the conduct of their business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts, feasibility studies and the like (the “Constitutional Documents”), and each Group Company is not in violation in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it may be bound (“Other Instruments”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon such Group Company. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements by each Warrantor and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents of such Warrantor or any Other Instruments to which such Warrantor is party or by which it may be bound, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of such Warrantor or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to such Warrantor, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair or delay such Warrantor’s ability to perform his or its obligations under this Agreement or any of the Ancillary Agreements to which he or it is a party or to consummate the transactions contemplated hereby or thereby. There are no penalties and fines of whatsoever nature that has ever been imposed on the any of the Group Company.

4.8                               Liabilities. Except as disclosed in the Financial Statements (as defined below), each Group Company does not have any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable.

4.9                               Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets as reflected in its balance sheet subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

4.10                        Status of Proprietary Assets.

(a)                                 Status of Proprietary Assets. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority. Except as disclosed in Section 4.10 of the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and without any conflict with or infringement of the rights of others. Section 4.10 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringe any intellectual property rights of any other party.

(b)                                 No Warrantor has received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity. Each Group Company has obtained and possessed valid license to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. To the Warrantors’ Knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company. Each Key Employee has assigned to the Group Companies all intellectual property rights he or she owns that are related to the Group Companies’ business as now conducted.

(c)                                  There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf’ computer software.

(d)                                 No proceedings or claims in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Proprietary Assets are pending, and none has been served, instituted or asserted by any Group Company.

(e)                                  None of the Founders nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any contract (including employment contracts, licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company.

(f)                                   Neither the execution nor delivery of this Agreement or any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, to the best Knowledge of the Warrantors, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any Group Company or any of such employees is now obligated, including without limitation any non-compete, invention assignment or confidentiality obligations under any agreement between any of each Founder and any former employer of such Founder. Each of the Warrantors believes that it will not be necessary to utilize in the course of any Group Company’s business operation any inventions of any of the Group Companies’ employees (or persons the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. Each Group Company has taken all security measures that are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Proprietary Assets.

(g)                                  No use of Public Software by any Group Company has had a material impact on their respective ownership rights of the computer databases and systems listed in Section 4.10(g) of the Disclosure Schedule or any other material products. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

4.11                        Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 4.11 of the Disclosure Schedule (collectively, “Material Contracts”). No Group Company is in default or breach under any of the Material Contracts. For purposes of this Section 4.11, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of RMB 500,000 or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days’ notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on the Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from the Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf’ computer software), or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company. Each Material Contract to which any Group Company is a party is currently valid and in full force and effect, and is enforceable by such Group Company in accordance with its terms. No Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.

4.12                        Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Knowledge of the Warrantors, currently threatened (i) against any of the Founders or any Group Company or any officer, director or employee of any Group Company that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) questions the validity of this Agreement or any Ancillary Agreement, the right of any Group Company or any of the Founders to enter into this Agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby and thereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect. None of the Group Companies, its officers or directors, is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Group Company currently pending or that any Group Company to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any Group Company’s employees, their services provided in connection with any Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

4.13                        Financial Statements. The Warrantors have delivered to each Investor the unaudited balance sheet, income statement and statement of cash flow of the Domestic Enterprise for each month during the period from its establishment date to January 31, 2015 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements” and January 31, 2015, the “Balance Sheet Date”). Such Financial Statements (a) are in accordance with the books and records of the Domestic Enterprise, (b) are true, correct and complete and present fairly the financial condition of the Domestic Enterprise at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis. The Domestic Enterprise has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date. Except as set forth in the Financial Statements, no Group Company (other than the Company) is a guarantor or indemnitor of any indebtedness of any other person or entity or has material liabilities or obligations, contingent or otherwise, as of the Balance Sheet Date, other than liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, obligations under contracts and commitments incurred in the ordinary course of business and liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The PRC Companies maintains a standard system of accounting established and administered in accordance with PRC GAAP.

4.14                        Activities Since Balance Sheet Date. Since the Balance Sheet Date, with respect to each Group Company, there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not and will not, in the aggregate, result in any Material Adverse Effect;

(b)                                 any material change in the contingent obligations of any Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, having any Material Adverse Effect (as presently conducted and as presently proposed to be conducted);

(d)                                 any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(e)                                  any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f)                                   any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)                                  any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)                                 any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of any Group Company;

(i)                                     any resignation or termination of any key officer or employee of the any Group Company;

(j)                                    any mortgage, pledge, transfer of a security interest in, or lien created by any Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k)                                 any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$25,000 or in excess of US$100,000 in the aggregate;

(l)                                     any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(m)                             any declaration, setting aside or payment or other distribution in respect of the share capital or registered capital of any Group Company, or any direct or indirect redemption, purchase or other acquisition of any of such share capital or registered capital by any Group Company;

(n)                                 any failure to conduct business in the ordinary course, consistent with each Group Company’s reasonably prudent past practices;

(o)                                 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(p)                                 any other event or condition of any character, other than events affecting the macro economy or the Group Companies’ industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(q)                                 any agreement or commitment by any Group Company to do any of the things described above.

4.15                        Tax Matters. Except as disclosed in Section 4.15 of the Disclosure Schedule, the provisions for taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Each Group Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable) and paid all taxes shown to be due on such returns and as required by law, all such returns are correct and complete. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. No member of the Company Group is, nor expects to become, a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”). No shareholder of any member of a Group Company, solely by virtue of its status as shareholder of such Group Company, has personal liability under local law for the debts and claims of such Group Company. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.

4.16                        Interested Party Transactions. Except as set forth in Section 4.16 of the Disclosure Schedule and other than the Transaction Documents, employment agreements and director indemnification agreements, none of the Founders nor any officer or director of each Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any Founder or any Group Company (other than another Group Company) has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits).  None of the Founders has any direct or indirect ownership interest in any form or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company, except that any of the Founders may have record ownership interest in any Group Company or own shares in (but not exceeding one percent (1%) of the outstanding shares of) any publicly traded companies that may compete with any Group Company. None of the Founders nor any officer or director of any Group Company or any Affiliate or Associate of any Founder or any Group Company has had, either directly or indirectly, a material interest in (a) any person or entity which purchases from or sells, licenses or furnishes to any Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which any Group Company is a party or by which it may be bound or affected. None of the Founders has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors. Other than the Group Companies, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any of the Founders owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

4.17                        Obligations of Founders. Each of the persons listed in Exhibit G attached hereto (collectively, the “Key Employees”) is currently devoting one hundred percent (100%) of his or her business efforts and working time to the conduct of the business of the Group Companies and no Key Employee is involved in any daily business, operation, management and administration of any entity other than the Group Companies. None of the Key Employees is planning to work less than full time at any Group Company in the future.

4.18                        Rights of Registration and Voting Rights. Except as provided in the Shareholders Agreement, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the Shareholders Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in this Agreement and the Ancillary Agreements, none of the Founders is a party to or has any Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

4.19                        Employee Matters. Except as disclosed in Section 4.19 of the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable employment and labor laws including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like. None of the Group Companies and the Founders is aware that any Key Employee intends to terminate their employment, nor does any of the Group Companies and the Founders have a present intention to terminate the employment of any Key Employee.

4.20                        Insurance. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

4.21                        FCPA Compliance. None of the Group Companies and, to the Company’s Knowledge, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, in the case of both (a) and (b) above in order to assist any Group Company to obtain or retain business for, or direct business to any Group Company, as applicable, subject to applicable exceptions and affirmative defenses. None of the Group Companies and any of their respective directors, administrators, officers, board of directors (supervisory and management) members and employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

4.22                        Minutes Book. The minutes books of each Group Company, which have been made available to each Investor, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

4.23                        Entire Business. Each Group Company is engaged solely in the Principal Business and has no other business activities. There are no material facilities, services, assets or properties shared with any entity other than the Group Companies which are used in connection with the business of each Group Company.

4.24                        Certain Representations and Warranties Relating to the PRC Companies.

(a)                                 Except as disclosed in Section 4.24 of the Disclosure Schedule, each PRC Company has applied and obtained all requisite material licenses, clearance and permits required under all applicable laws of the PRC (the “PRC Laws”) as necessary for the conduct of its businesses, and each PRC Company has complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange (“SAFE”) and any other relevant authorities, and all such permits are validly subsisting.

(b)                                 The registered capital of each PRC Company has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, legal person business license, approval letter and foreign-invested enterprise certificate of approval (hereinafter referred to as the “Establishment Documents”) and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment.

(c)                                  The Establishment Documents of each PRC Company have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable.

(d)                                 Except as disclosed in Section 4.24 of the Disclosure Schedule, the business scope specified in the Establishment Documents of each PRC Company complies with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of each PRC Company in accordance with the Establishment Documents is in compliance with the Laws of the PRC.

(e)                                  Each PRC Company has passed its annual inspection by the relevant Governmental Authorities for their operation in its last three years (where applicable), and the relevant administration for industry and commerce has affixed an annual inspection chop on its business license, if applicable.

4.25                        Compliance with SAFE Rules and Regulations. Each of the Founders (except for Mr. LU Rongqing) is a citizen and permanent resident of the PRC and have not held any identification that may require the registration of the Domestic Enterprise as a foreign invested enterprise pursuant to applicable laws of the PRC in effect at and from the time of the incorporation of the Domestic Enterprise through the date of the Closing. Mr. LU Rongqing is a citizen of the United States of America. Except as otherwise disclosed in Section 4.25 of the Disclosure Schedule, each of the Founders has complied with all requirements under the rules and regulations (the “SAFE Rules and Regulations”) promulgated by the State Administration of Foreign Exchange of the PRC (the “SAFE”), including without limitation, the initial registration, and any subsequent amendment registration with the SAFE in respect of any change in his direct or indirect interest in the Group Companies, and any change thereto, if required by the SAFE Rules and Regulations. None of the Founders has received any oral or written inquiries, notifications or any other form of official correspondence from the SAFE with respect to any actual or alleged non-compliance with any applicable law relating to foreign exchange, including the Circular on Relevant Issues relating to the Administration of Foreign Exchange concerning Fund Raising, Outbound Investment and Round-Trip Investment through Offshore Special Purpose Vehicles by Domestic Residents issued by SAFE on July 4, 2014 and its relevant implementing rules and regulations.

4.26                        Captive Structure. The Control Documents, taken as a whole, intended to establish and maintain a captive structure through which the WFOE controls the Domestic Enterprise, have been duly executed and delivered by the parties thereto, and, to the best Knowledge of the Warrantors, constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and adequate to establish and maintain the intended captive structure, under which the financial statements of the Domestic Enterprise will be consolidated with those of the other Group Companies in accordance with the accounting standards. None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any government authorities challenging or questioning the legality or enforceability of any of the Control Documents.

4.27                        Completion of Spin-off. The transaction as contemplated under the asset distribution agreement entered into by and among Haipu Holding Inc., the Company, Mr. ZHENG Zhaohui, Mr. REN Xuyang and certain other parties therein dated October 14, 2013 has been duly completed.

4.28                        Consent from Existing Shareholders. Prior to Closing, each of the holders of the Ordinary Shares and Preferred Shares has (a) consented to the sale and issuance of the Subscription Shares as contemplated by this Agreement, and (b) waived any preemptive rights, right of first refusal, veto rights and any other rights in the similar nature relating to the sale and issuance of Subscription Shares under the shareholders agreement in relation to the Company in effect immediately prior to Closing.

4.29                        Disclosure. Each Group Company and each of the Founders have fully provided each Investor with all the information that such Investor has reasonably requested for deciding whether to purchase the Subscription Shares and all the information that each Group Company and each of the Founders believe is reasonably necessary to enable such Investor to make such decision. No representation or warranty by any of the Founders or any Group Company in this Agreement and no information or materials provided by any of the Founders or any Group Company to any Investor in connection with its due diligence investigation of any Group Company or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.30                        Certain Operating Metics The results of operation of the Group Companies as measured by certain operating metrics (as such operating metrics are defined in Schedule IV) set forth in Schedule IV hereto for the months of July 2014 through January 2015 are true, accurate and not misleading in all material respects.

SECTION 5
COVENANTS OF WARRANTORS AND INVESTORS

5.1                               Use of Proceeds. The proceeds received from the issuance and sale of the Subscription Shares hereunder (the “Proceeds”) shall be deposited into the bank account of the Company for which the co-signatures of a representative duly authorized by each Investor shall be required, and all the Proceeds shall be used by the Company solely for the development and operation of Principal Business in the manner approved by the Board of Directors in accordance with the Shareholders Agreement and the Restated Articles. Without the prior written consent of each Investor, such proceeds shall not be used to repay any or all part of the indebtedness owed by any Group Company to any shareholder, director, officer of any Group Company or any persons affiliated or associated to such shareholder, director or officer.

5.2                               Business of the Group Companies. The Group Companies shall, and the Founders and the Founder HoldCos shall cause the Group Companies to, restrict their business to the Principal Business and to conduct their business in accordance with all applicable laws in all material respects.

5.3                               Compliance. Each Founder shall, at his own expenses, fully comply with all requirements of the PRC Governmental Authorities with respect to his or her holding of any equity interests in the Company, either directly or indirectly, on a continuing basis (including, but not limited to, to the extent applicable, all reporting obligations imposed by, and all consents, approvals and permits required by the State Administration of Foreign Exchange under the Circular of the State Administration of Foreign Exchange on Relevant Issues relating to the Administration of Foreign Exchange concerning Fund Raising Outbound Investment and Round-Trip Investment through Offshore Special Purpose Vehicles by Domestic Residents (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) and other relevant implementation rules and regulations, and by other PRC Governmental Authorities in connection therewith.

5.4                               Composition of the Board of the PRC Companies. After the Closing, upon the request of Phoenix, the board of directors of each PRC Company shall be so constituted that it shall have the same composition of directors as the Company.

5.5                               Employment Agreement; Confidentiality and Intellectual Property Rights Assignment Agreement; Non-Compete and Non-Solicitation Agreement. The Warrantors shall cause all the current and future employees of each Group Company to enter into an employment agreement, a confidentiality and intellectual rights assignment agreement, and a non-compete and non-solicitation agreement, or an employment agreement containing provisions of confidentiality, intellectual property rights assignment, non-compete and non-solicitation obligations of the employee in form and substance as set forth in Exhibit F.

5.6                               Acquisition of Requisite Licenses and Permits. To the extent permitted by the applicable laws, the Domestic Enterprise shall, and the Founders shall procure the Domestic Enterprise to, use its best efforts to obtain all requisite licenses and permits from the relevant Governmental Authority in the PRC in connection with the Principal Business on a continuous basis, including without limitation the requisite licenses for internet news information service.

5.7                               Registration of Lease Agreements. As soon as practicable and in any event within six (6) months after the Closing, the Domestic Enterprise shall, and the Founders shall procure the Domestic Enterprise to, use its best efforts to duly register all the real property lease agreements to which the Domestic Enterprise is a party with the competent Governmental Authorities.

5.8                               License of Patents. The Group Companies and the Founders shall procure that all Proprietary Assets owned or used by Haipu Wangju Network Technology (Beijing) Co., Ltd.（海朴网聚网络技术（北京）有限公司）(including its successor and assigns), its shareholders or any of its or their respective Affiliates as of the date hereof shall be licensed to the Company if permitted by applicable laws, or failing which, to WFOE in each case without consideration at all times.

5.9                               Trademark Application. The Founders and the Group Companies shall, promptly following the Closing, discuss with the Investors in good faith on the application of trademarks and patents and other reasonable and appropriate steps to protect, maintain and safeguard material intellectual property of the Group Companies, and the Group Companies shall, as soon as possible but in any event within three (3) months of the Closing, submit the application for trademark registration in connection with each character or graphic mark mutually agreed between the Company and the Investors, and a complete photocopy of such application documents shall be provided to the Investors.

5.10                        Bank Account of the WFOE. In the event that the Proceeds which are proposed to be contributed into the WFOE through capital increase or such other means as agreed by the holders of no less than seventy percent (70%) of the Preferred Shares will exceed the actual needs of daily operation of the PRC Companies as determined in the discretion of all of the Investors, each Group Company shall procure the bank account of the WFOE be converted into a co-signing bank account in a manner satisfactory to the Investors, for which the co-signatures of a representative duly designated by each Investor shall be required.

5.11                        Anti-corruption. The Company covenants that it shall not, and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. Public Official, in each case, which are to the best Knowledge of the Company in violation of the Foreign Corrupt Practices Act of the United States of America (“FCPA”), as amended, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of its subsidiaries and affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents, which are to the best Knowledge of the Company, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of its subsidiaries and affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems), which are, to the best Knowledge of the Company, necessary to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. For the purpose of this Section 5.11, “Public Official” means (a) any employee or official of any Governmental Authority, including any employee or official of any entity owned or controlled by a Governmental Authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing

5.12                        Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into, in each case, at any time after the date hereof and prior to the Closing without the written consent of the Investors, except that each Group Company may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business. If at any time after the date hereof and before the Closing, any Warrantor comes to know of any material fact or event which (i) is in any way materially inconsistent with any of the representations and warranties given by any Warrantor, and/or (ii) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or (iii) might affect the willingness of the Investors to purchase the Subscription Shares, such Warrantor shall give immediate written notice thereof to the Investors in which event the Investors may within fourteen (14) business days of receiving such notice terminate this Agreement by written notice without any penalty or future obligations whatsoever. The written notice given by any Warrantor shall not relieve any of them from liability for any breach of this Agreement.

5.13                        Joinder of other Subsidiaries to this Agreement. If any Group Company or its Affiliates forms or acquires an equity stake in any other subsidiary, each Warrantor covenants and agrees to take all actions necessary to cause such other subsidiary to enter into and become a party to this Agreement, as a “Group Company,” and “Warrantor”.

5.14                        Control Documents. As soon as practicable and in any event within fifteen (15) days after Closing, the Warrantors shall procure that the Domestic Enterprise shall have completed all registration and filing necessary for the consummation of the transactions contemplated under the Control Documents (as defined below), including without limitation the completion of change in registration with respect to the shareholding of the Investor Nominee and the due registration with the applicable government authority of the pledge of equity interests contemplated under the Control Documents.

5.15                        Reclassification of Ordinary Shares of Phoenix.

Prior to Closing, the Warrantors shall procure all Ordinary Shares held by Phoenix immediately prior to Closing shall be duly repurchased and cancelled and an equal number of Series C Shares with the rights and privileges as set forth in the Restated Articles be issued to Phoenix.

5.16                        Access to Information and Special Audit.

Following the date hereof until the Closing, Phoenix shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, assets, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it reasonably requests and to make extracts and copies of such books and records.  The Warrantors shall cause the Group Companies and their respective officers, directors, employees, consultants, agents, accountants, attorneys and other representatives to: (i) afford the officers, employees, agents, accountants, attorneys and other representatives of Phoenix reasonable access, during regular business hours, to the offices, properties, facilities, books and records of the Group Companies and (ii) furnish to the officers, employees, agents, accountants, attorneys and other representatives of Phoenix such additional financial and operating data (including without limitation, information relating to the daily active users and activation of mobile applications of the Company) and other information regarding the assets, properties, liabilities, goodwill and business operations of the Group Companies as Phoenix may from time to time reasonably request. Without limiting the foregoing, from the date hereof until the Closing, Phoenix shall be entitled to (a) engage an independent accounting firm (the “Auditor”) to conduct an audit on the books and accounts, financial affairs and business operations of the Company as of and for the thirteen-month period ended January 31, 2015, and (b) conduct an audit on the results of operation of the Group Companies as measured by the operating metrics set forth in Schedule IV for the periods covered therein (the audits referenced in (a) and (b) above collectively, the “Special Audit”).

SECTION 6
CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING

6.1                               The obligation of each Investor to purchase the Subscription Shares in relation to the transaction contemplated hereby is subject to the fulfillment, or waiver by such Investor, of the following conditions:

(a)                                 Representations and Warranties True and Correct. The representations and warranties of the Warrantors contained in Section 4 shall be true and correct and complete in all material aspects when made, and shall be true and correct and complete in all material aspects as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

(b)                                 Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

(c)                                  Proceedings and Documents. All board and shareholders’ resolutions and other proceedings in connection with the transactions contemplated hereby (including without limitation the repurchase of of all Ordinary Shares held by Phoenix by the Company and the issuance of Series C Shares to Phoenix pursuant Section 5.15)  and all documents and instruments incident to such transactions to be passed, executed and/or delivered by the Group Companies and their respective board of directors and members shall be satisfactory in substance and form to such Investor, and such Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(d)                                 Compliance Certificate. At the Closing, the Warrantors shall deliver to such Investor a certificate, dated as of the Closing Date, certifying that all the conditions specified in Section 6.1 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Group Companies since the date of this Agreement.

(e)                                  Adoption of Restated Articles. The Restated Articles shall have been duly adopted by all necessary action of the board of directors and the members of the Company, and such adoption shall have been duly submitted for filing with the Companies Registry of the Cayman Islands, and the Restated Articles shall have become effective with no amendment as of the Closing. A copy of the Restated Articles duly certified by a director of the Company shall have been provided to the Investors.

(f)                                   Consents and Waivers. Each Investor shall have received to its satisfaction all approvals, consents and waivers necessary for the consummation of the transactions contemplated under the Transaction Documents, including without limitation the waiver by the existing shareholders of the Company of any anti-dilution rights, preemptive rights and all similar rights in connection with the issuance of the Subscription Shares to be purchased by such Investor at Closing.

(g)                                  Closing Deliverables. The Company shall have delivered each of the items set forth in Section 2.2(a).

(h)                                 Bank Account of the Company. The bank account of the Company shall have been opened as a co-signing bank account in a manner satisfactory to the Investors, for which the co-signatures of a representative duly designated by each Investor shall be required.

6.2                               The obligation of Phoenix to purchase the Subscription Shares to be purchased by it in relation to the transaction contemplated hereby is also subject to the fulfillment, or waiver by Phoenix, of the following additional conditions:

(a)                                 Consents and Waivers. Phoenix shall have received to its satisfaction all approvals, consents and waivers necessary for the consummation of one or more transactions for the transfer of all or a portion of the Ordinary Shares and/or Preferred Shares held by each of Yifang Technology Group, Ltd., IDG Technology Venture Investment V, L.P. and their respective Affiliates to Phoenix, including without limitation the waiver by the existing shareholders of the Company and the Company of any rights of consent, rights of first refusal, right of first offer, tag-along right, veto right, notice right and all similar rights in connection therewith.

(b)                                 Board of Directors. An additional person nominated by Phoenix (the “Phoenix Director”) shall have been duly appointed as a member of the board of directors of the Company and a copy of the updated register of directors of the Company certified by a director of the Company shall have been provided to Phoenix evidencing the size and composition of the board of directors of the Company as set forth in the Restated Articles (for purpose of determining the applicability of the provisions of the Restated Articles, assuming the Closing has occurred and Phoenix has become the record owner of the Subscription Shares and additional Series C Shares referenced in Section 2.2(a) and any other Preferred Shares and Ordinary Shares as a result of any other transactions that are to be consummated concurrently with the Closing). The Company shall have duly executed a director indemnification agreement (the “Director Indemnification Agreement”) with the Phoenix Director in form and substance set forth in Exhibit E attached hereto.

(c)                                  Transfer or Increase of Equity Interests of Domestic Enterprise. An individual designated by Phoenix (the “Phoenix Nominee”) shall have become a shareholder of the Domestic Enterprise holding 33.08% of the equity interests in the Domestic Enterprise, either by acquiring equity interests from the shareholders of the Domestic Enterprise or subscribing for increased registered capital of the Domestic Enterprise, and the application to record the Phoenix Nominee as a shareholder of the Domestic Enterprise shall have been submitted to the applicable Administration for Industry and Commerce, provided that the Phoenix Nominee shall undertake to transfer such equity interests of the Domestic Enterprise to the transferors or the shareholders of the Domestic Enterprise if the Closing fails to occur prior to the termination of this Agreement.

(d)                                 Cooperation Agreements.  The strategic cooperation agreement in the form of Exhibit I (the “Xiaomi Strategic Cooperation Agreement”) shall have been duly executed and delivered by the parties thereto and a copy thereof shall have been delivered to Phoenix.

(e)                                  Voting Agreement.  Each holder of the Ordinary Shares (other than Phoenix and IDG Technology Venture Investment V, L.P.) shall have entered into a voting agreement in form of Exhibit J hereto.

(f)                                   Shareholders Agreement. The Company shall have delivered to Phoenix a copy of the Shareholders Agreement, duly executed by the Company and all other parties thereto (except for Phoenix).

(g)                                  Control Documents. The agreements and documents in the form set forth in Exhibit D attached hereto (the “Control Documents”) shall have been duly executed and delivered by the relevant parties thereto to the satisfaction of Phoenix and Phoenix shall have been provided with a copy of the Control Documents duly executed by all the parties thereto.

(h)                                 Special Audit. (i) Based on the results of the Special Audit, the Average Daily Active Users for the calendar month of January 2015 is not less than 4,500,000, and (ii) (x) Phoenix shall have received audited consolidated financial statements of the Company (the “Audited Financial Statements”) (including consolidated balance sheet, consolidated statements of income and cash flows) as of and for the thirteen-month period ended January 31, 2015, prepared in accordance with the generally accepted accounting principles in the United States and audited by the Auditor; and (y) the financial condition and results of operation of the Company as reflected in the Audited Financial Statements shall be reasonably satisfactory to Phoenix.

(i)                                     Commercializing of the Core App. Beijing Xiaomi Mobile Software Co., Ltd. (北京小米移动软件有限公司) and WFOE shall have entered into a definitive agreement setting forth, among other matters, agreements relating to the commercializing of the Core App and the allocation of advertising revenue therefrom, which agreement shall be in form and substance satisfactory to Phoenix and an executed copy thereof shall have been delivered to Phoenix.

SECTION 7
CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

7.1                               The obligations of the Company to issue the Subscription Shares to each Investor under this Agreement are subject to the fulfillment, or waiver by the Company, as the case may be, at or before the Closing of the following conditions:

(a)                                 Representations and Warranties True and Correct. The representations and warranties made by such Investor in Section 3 hereof shall be true and correct and complete in all material aspects when made, and shall be true and correct and complete in all material aspects as of the date hereof and as of the Closing Date as with the same force and effect as if they had been made on and as of such dates, subject to changes contemplated by this Agreement.

(b)                                 Performance of Obligations. Such Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)                                  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed by such Investor shall have been obtained prior to the Closing.

(d)                                 Shareholders Agreement. Such Investor shall have delivered to the Company a copy of the Shareholders Agreement, duly executed by it.

(e)                                  Closing Deliverables. Such Investor shall have delivered each of the items required to be delivered by it set forth in Section 2.2(b).

7.2                               For the avoidance of doubt, the obligations of the Company to issue any Subscription Shares to any Investor shall not be affected by whether conditions to Company’s obligations to issue any Subscription Shares to any other Investor are satisfied or waived by such other Investor.  Notwithstanding the foregoing, the Company shall not issue any Subscription Shares to any other Investor unless and until the Subscription Shares to be purchased by Phoenix shall have been issued and sold to Phoenix pursuant to the terms of this Agreement.

SECTION 8
MISCELLANEOUS

8.1                               No-Shop. The Warrantors agree that, from the date hereof and until the Closing (the “Exclusivity Period”), without the prior written consent of the Investors, none of the Warrantors shall, directly or indirectly, take any action to solicit, encourage others to solicit, encourage or accept any offers for the purchase or acquisition of any capital stock of any Group Company, or of all or any substantial part of the assets of any Group Company, any debt financing, or proposals for any merger or consolidation involving any Group Company, nor shall negotiate with or enter into any agreement or understanding with any other person with respect to any such transaction. Subject to the provisions herein, during the Exclusivity Period, the Company shall promptly advise the Investors in writing, and discuss with the Investors the impact on any Group Company, of any merger or acquisition by or involving such Group Company (including its affiliates), any change of its existing shareholding structure, any transaction not in the ordinary course of business (including but not limited to financing arrangement) or any agreement or proposal regarding the same.

8.2                               Indemnification. Subject to the terms and conditions of this Section 8.2, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Investor, and each Investor’s affiliates, directors, officers, agents and assigns, from and against any and all losses, liabilities, damages, claims, obligations, costs and expenses, interest, awards, judgments and penalties (including, without limitation, arbitral tribunal fees, reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Losses”) actually suffered or incurred by such Investor, or such Investor’s affiliates, directors, officers, agents and assigns (each, an “Indemnified Person”), directly or indirectly, as a result of, or based upon or arising from:

(a)                                 any inaccuracy in, or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Agreements;

(b)                                 any action or claim initiated against any Warrantor pursuant to (i) the convertible notes in the principal amount of US$500,000 with an interest rate of 5% per annum issued by the Company to Yifang Technology Group, Ltd. (“Yifang”) on September 3, 2013, (ii) the Series A Preferred Shares Purchase Agreement dated October 30, 2011 by and among Haipu Holding Inc., the Founders and Yifang, and any other documents entered into pursuant thereto; or (iii) the Series A Preferred Share Purchase Agreement (the “Series A Purchase Agreement”) dated January 29, 2014 by and among the Group Companies, the Founders, the Founder HoldCos, Shunwei TMT II Limited and Red Better Limited.

(c)                                  any action or claim initiated against any Warrantor pursuant to the convertible notes in the principal amount of US$1,000,000 with an interest rate of 5% per annum issued by the Company to Innovation Works Development Fund II, L.P. on August 8, 2013.

The rights contained in this Section 8.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 8.2 shall survive any termination of this Agreement. Notwithstanding anything contained herein to the contrary, the maximum amount of Losses for which the Warrantors may be liable to each Investor and the relevant Indemnified Persons shall not exceed the aggregate amount of Subscription Price paid by such Investor.

For the avoidance of doubt, each Warrantor hereby agrees and covenants that (i) it will not challenge or raise a defense to any claim against such Warrantor or the exercise of any right or remedy against such Warrantor (whether under this Section 8.2 or any other provision of this Agreement or any other Transaction Agreement) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable law, and (ii) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the Governmental Authorities and any other protective measures reasonably requested by each Investor, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under the Transaction Agreements is given full force and effect.

8.3                               Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of the Hong Kong Special Administrative Region of China (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

8.4                               Survival. The representations, warranties, covenants and agreements made herein by the Warrantors shall survive any due diligence investigation made by any Investor hereto and the Closing of the transactions contemplated hereby, provided that the representations and warranties set forth in Sections 4.6 to 4.29 shall survive the Closing for a period of two (2) years.

8.5                               Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Warrantors without the written consent of each Investor.

8.6                               Entire Agreement. The Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.7                               Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit H hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit H; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit H with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.7 by giving, the other party written notice of the new address in the manner set forth above.

8.8                               Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all parties hereto.

8.9                               Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

8.10                        Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

8.11                        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12                        Severability. Each term and provision of this Agreement shall be considered severable, and if for any reason any term or provision of this Agreement, or the application of such term or provision to any person or circumstance, shall be finally declared, held, or found to be invalid, illegal, or unenforceable in whole or in part by any arbitrator or court of competent jurisdiction and cannot be modified by such arbitrator or court to be enforceable, then: (a) such term or provision, or part thereof, shall be declared ineffective or modified solely in such jurisdiction to the extent of such invalidity, illegality, or unenforceability without invalidating the application of the affected provision to persons or circumstances in such jurisdiction other than those to which it was held invalid or unenforceable, and without invalidating the remaining terms or provisions hereof in any jurisdiction, (b) if capable of performance in such jurisdiction, the remainder of this Agreement shall remain in full force and effect, (c) solely as to such jurisdiction, the parties hereto shall negotiate in good faith to modify or replace the invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision which most closely represents the parties’ intention with respect to the invalid, illegal or unenforceable term or provision and (d) any modification of a term or provision of this Agreement by an arbitrator or court of competent jurisdiction in accordance with the terms of this Section 8.12 shall apply only within said jurisdiction.

8.13                        Confidentiality and Non-Disclosure.

(a)                                 Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(b)                                 Press Releases; Use of Investor’s Name. Any press release issued by the Group Companies and/or their Affiliates shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by each Investor. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of each Investor. The Group Companies and/or their Affiliates shall not use the name of any Investor or any of its affiliates in any manner, context or format (including but not limited to reference on or links to web site, press release, etc.), unless such publicity is within the authorized scope of use that have been approved by such Investor.

(c)                                  Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investor, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(d)                                 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Transaction Document or any of the exhibits and schedules attached hereto or thereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 8.13, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(e)                                  Other Information. The provisions of this Section 8.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

8.14                        Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.15                        Dispute Resolution. All disputes and controversies arising out of or in connection with this Agreement shall be resolved by arbitration in Hong Kong under the Hong Kong International Arbitration Center Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined by the Rules) is submitted in accordance with the Rules.

8.16                        Expenses. Each party shall be responsible for its own costs and expenses in connection with the negotiation, execution, and delivery of this Agreement and the other Transaction Documents.

8.17                        Termination. This Agreement may be terminated on or after April 30, 2015

(a)                                 by the Company, as between the Company and any of the Investors, or

(b)                                 by any Investor, as between such Investor and the Company,

by written notice to each of the other parties, if the Closing has not occurred on or prior to such date. Such termination shall (i) be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law, and (ii) not affect the rights and obligations contained in this Agreement between the parties with respect to whom this Agreement has not been terminated.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARTICLE INC.

By:	/s/ ZHENG Zhaohui
Name:	ZHENG Zhaohui (郑朝晖)
Title:	Director

PARTICLE (HK) LIMITED

By:	/s/ ZHENG Zhaohui
Name:	ZHENG Zhaohui (郑朝晖)
Title:	Director

BEIJING YIDIANWANGJU TECHNOLOGY
CO., LTD. (北京一点网聚信息技术有限公司)
(Company Seal)

By:	/s/ ZHENG Zhaohui
Name:	ZHENG Zhaohui (郑朝晖)
Title:	Legal Representative

BEIJING PARTICLE INFORMATION
TECHNOLOGY CO. LTD. (北京一点网聚科技有限公司)
(Company Seal)

By:	/s/ ZHENG Zhaohui
Name:	ZHENG Zhaohui (郑朝晖)
Title:	Legal Representative

IN WITNESS WHEREOF. the parties have executed this Agreement as of the date first above written.

/s/ ZHENG Zhaohui
ZHENG Zhaohui (郑朝晖)

SWANP HOLDINGS LIMITED

By:	/s/ ZHENG Zhaohui
Name:	ZHENG Zhaohui (郑朝晖)
Title:	Director

/s/ REN Xuyang
REN Xuyang（任旭阳）

DSKY HOLDINGS LIMITED

By:	/s/ REN Xuyang
Name:	REN Xuyang（任旭阳）
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written:

/s/ LI Xin
LI Xin (李欣）

CLARENCE LI HOLDINGS LIMITED

By:	/s/ LI Xin
Name:	LI Xin (李欣）
Title:	Director

/s/ LU Rongqing
LU Rongqing（陆荣清）

SHERLI HOLDINGS LIMITED

By:	/s/ LU Rongqing
Name:	LU Rongqing
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS

Phoenix New Media Limited

By:	/s/ LI Ya
Name:	LI Ya
Title:	Director

Shunwei TMT II Limited

By:	/s/ KOH Tuck Lye
Name:	KOH Tuck Lye
Title:	Director

Red Better Limited

By:	/s/ HONG Feng
Name:	HONG Feng
Title:	Vice President